                                                                   Exhibit 12(b)
                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                                                              Nine Months
                                                             Ended Sept. 30,                   Years Ended December 31,
                                                            -----------------     -------------------------------------------------
(millions except ratios)                                     1995       1994       1994       1993      1992(1)    1991       1990
                                                            ------     ------     ------     ------     ------    ------     ------
Income from continuing operations before
 provision for income taxes                                 $469.7     $409.2     $537.6     $479.1     $290.5    $331.5     $325.2

Add back fixed charges:

Interest on indebtedness                                      41.2       33.4       46.4       42.3       41.9      40.7       44.4

Interest on ESOP                                               4.1        4.5        5.9        6.5        6.9       7.2        7.4

Portion of rents representative of interest factor            18.0       23.6       28.7       26.1       19.2      15.4       13.2
                                                            ------     ------     ------     ------     ------    ------     ------

  Income as adjusted                                        $533.0     $470.7     $618.6     $554.0     $358.5    $394.8     $390.2
                                                            ======     ======     ======     ======     ======    ======     ======


Fixed charges and preferred stock dividends:

Interest on indebtedness:

Aon Corporation and consolidated subsidiaries               $ 41.2     $ 33.4     $ 46.4     $ 42.3     $ 41.9    $ 40.7     $ 43.9

Unconsolidated subsidiaries                                      _          _          _          _          _         _        0.5

Preferred stock dividends                                     29.4       37.1       48.4       47.5       20.3       3.5        2.0
                                                            ------     ------     ------     ------     ------    ------     ------
  Interest and dividends                                      70.6       70.5       94.8       89.8       62.2      44.2       46.4

Interest on ESOP                                               4.1        4.5        5.9        6.5        6.9       7.2        7.4

Portion of rents representative of interest factor            18.0       23.6       28.7       26.1       19.2      15.4       13.2
                                                            ------     ------     ------     ------     ------    ------     ------

  Total fixed charges and preferred stock dividends         $ 92.7     $ 98.6     $129.4     $122.4     $ 88.3    $ 66.8     $ 67.0
                                                            ======     ======     ======     ======     ======    ======     ======

Ratio of earnings to combined fixed charges and
  preferred stock dividends                                    5.7        4.8        4.8        4.5        4.1       5.9        5.8
                                                            ======     ======     ======     ======     ======    ======     ======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.

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